Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in Registration Statement No. 33-72086, No. 33-86040, No. 333-05643, No. 333-56215 and No. 333-42708 of The Talbots, Inc. and its subsidiaries on Forms S-8 of our report dated March 12, 2002, appearing in the Annual Report on Form 10-K of The Talbots, Inc. for the year ended February 2, 2002.

/s/     DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 19, 2002